                                                                    EXHIBIT 99.1

MEDAPHIS (TM) NEWS

[MEDAPHIS LOGO]

MEDAPHIS CORPORATION

2700 Cumberland Parkway
Suite 300
Atlanta, Georgia 30339
(770) 444-4000


FOR IMMEDIATE RELEASE


                                                      INVESTOR CONTACT:
                                                      Caryn Dickerson
                                                      Medaphis
                                                      (770) 444-5348


                     MEDAPHIS CLOSES $275 MILLION LONG-TERM
                               FINANCING PACKAGE


ATLANTA, GEORGIA -- (February 20, 1998) - Medaphis Corporation [NASDAQ:MEDA] today announced the successful completion of a $100 million three-year senior secured revolving credit facility and the private placement under Rule 144A of $175 million 9 1/2% Senior Notes due February 15, 2005. The Company said that these transactions provide additional liquidity and enhance the Company's financial strength. As planned, the Company used a portion of the proceeds from the financings to repay its previous credit facilities in full. The balance of the proceeds will be used for general corporate purposes.

David McDowell, Chairman and Chief Executive Officer of Medaphis, said, "We are extremely pleased with the refinancing package. The package significantly strengthens the capital structure of the Company. The economic terms, covenant flexibility and longer-term maturities provided in these new facilities signal the Company's return to more traditional and customary financing arrangements, which is an important component of our strategic business plan."







                                    --MORE--

                                                          MEDAPHIS NEWS RELEASE
                                                                    Page 2 of 2



ABOUT MEDAPHIS CORPORATION

Medaphis is a leader in delivering healthcare information products and services, together with enabling technologies in selected industries. Based in Atlanta, Georgia, Medaphis currently services approximately 20,700 physicians and 2,700 hospitals across the nation, and more than 100 systems integration customers in service industries such as healthcare, communications, energy and financial services.





































                                    --###--